UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 3, 2026
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	001-35305	45-3355106
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	POST	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.    Results of Operations and Financial Condition.
On February 5, 2026, Post Holdings, Inc. (the “Company”) issued a press release announcing results for its first fiscal quarter ended December 31, 2025. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
The information contained in this Item 2.02 and Exhibit 99.1 attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.
Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) Newly Elected Directors.
On February 3, 2026, the Board of Directors (the “Board”) of the Company appointed Michelle M. Atkinson and Jeff A. Zadoks to serve as directors, effective March 15, 2026, each for a term that will expire at the Company’s annual meeting of shareholders to be held in 2027. With the addition of Ms. Atkinson and Mr. Zadoks, the Board will consist of nine members.
Ms. Atkinson and Mr. Zadoks were appointed to the Board after a thorough review of each of their respective qualifications and recommendation by the Corporate Governance and Compensation Committee of the Board. Each of Ms. Atkinson and Mr. Zadoks will receive compensation as non-employee directors in accordance with the Company’s non-employee director compensation program described in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission (the “SEC”) on December 15, 2025. The Company expects to enter into indemnification agreements with each of Ms. Atkinson and Mr. Zadoks, which (i) for Ms. Atkinson, will be an updated version of the Company’s standard form of indemnification agreement to be used for directors and is attached hereto as Exhibit 10.1 and (ii) for Mr. Zadoks, will be a form of indemnification agreement to be used for former executives of the Company who become directors and is attached hereto as Exhibit 10.2.
There is no arrangement or understanding between Ms. Atkinson and any other person pursuant to which she was appointed as a director, and there are no transactions in which Ms. Atkinson has an interest requiring disclosure under Item 404(a) of Regulation S-K. The Board has determined that Ms. Atkinson is independent under the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.
There is no arrangement or understanding between Mr. Zadoks and any other person pursuant to which he was appointed as a director. Mr. Zadoks served as an employee of the Company from October 2011 until his retirement in January 2026, and his compensation and related arrangements and benefits received in connection with his employment with the Company have been disclosed and described in the Company’s definitive proxy statements filed with the SEC or are not otherwise required to be disclosed under Item 404(a) of Regulation S-K. Because of Mr. Zadoks’s prior employment relationship with the Company, the Board did not deem him independent at this time.
Item 8.01.    Other Events.
On February 3, 2026, the Board approved, effective February 7, 2026 (the “Effective Date”), a $500.0 million share repurchase authorization (the “New Authorization”) and cancelled, effective February 6, 2026, its existing $500.0 million share repurchase authorization, which was approved by the Board on November 25, 2025 and became effective on November 27, 2025 (the “Existing Authorization”). The Company had repurchased approximately $377.9 million of shares of the Company’s common stock under the Existing Authorization as of February 4, 2026. The New Authorization extends for a two-year period beginning on the Effective Date, and the Company may begin repurchasing shares under the New Authorization on February 7, 2026. Repurchases may be made from time to time in the open market, in private purchases, through forward, derivative, accelerated repurchase or automatic purchase transactions, or otherwise. Any shares repurchased would be held as treasury stock. The New Authorization does not, however, obligate the Company to acquire any particular number of shares, and repurchases may be suspended or terminated at any time at the Company’s discretion.

Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Form of Indemnification Agreement (Director)
10.2	Form of Indemnification Agreement (Director and Executive Officer)
99.1	Earnings Release dated February 5, 2026
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2026	Post Holdings, Inc.
(Registrant)

	By:	/s/ Matthew J. Mainer
	Name:	Matthew J. Mainer
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

4